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                                                                   EXHIBIT 10-26

FINAL 1/24/01



                  EXECUTIVE MANAGEMENT INCENTIVE PLAN FOR 2001

1.       RISK MANGEMENT (30 POINTS)

         A. 10 POINTS if at year end the percentage of the total loan and LC portfolio that is non-performing (non-accruing and OREO) is 1.5% or less of total loans and LC's, with an additional 5 points if the ratio is 1% or less.

         B. 10 POINTS if at year-end the percentage of classified assets (substandard and doubtful) is 5% or less of total loans and LC's.

         C. 5 POINTS if at year end the percentage of watch list and special mention assets are at or below benchmark with 50-50 weight.

         D. 5 POINTS if overall loan administration objectives as reported by Credit Review and measured by the outside auditors, FCA and OTS are met.

2.       LINE OF BUSINESS FOCUS (30 POINTS)

         A. 10 POINTS for meeting the strategic objectives for 80% of GMD LOBs including the net-interest income and non-interest income objectives.

         B. 10 POINTS for "best efforts" evaluation and Low Income and Affordable Housing transactions of $170 million with each $5 million in excess of the goal worth an additional two points up to a maximum of 5.

         C. 10 POINTS for meeting deposit growth objectives with one additional point added for each $5 million of net new deposits above the objective (up to a maximum of 5 additional points.)

3.       FINANCIAL (25 POINTS)

         A.       15 POINTS for meeting net income budget.

         B.       5 POINTS for meeting leverage objective.

         C. 5 POINTS for an efficiency ratio of 60% or less (excluding NCBDC contribution and eBusiness expense)

         In addition, an "Add-on" award may be earned by exceeding the net income goal. The maximum additional award is 7.5% of salary. For each 1% that net income exceeds goal, 1% of salary is added to the award earned for achievement of the other goals, up to a maximum total award of 42.5% of salary.


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EXECUTIVE MANAGEMENT INCENTIVE PLAN FOR 2001
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4.       LEADERSHIP (15 POINTS)

         A. 10 POINTS for implementing and communicating the current year's components of the strategic plan.

         B. 5 POINTS for meeting objectives in the strategic plan for employee retention, diversity, internal promotions, and Organizational Development.


         AWARD LEVELS

                  POINTS                             INCENTIVE AWARD AS PERCENT OF BASE SALARY
                  50 -  64.9                                  Up to             15%
                  65 -  79.9                                  Up to             25%
                  80 -  89.9                                  Up to             30%
                  90 and over                                 Up to             35%

         The maximum award may reach 42.5 % if the "Add-on" objective in the budget is met. The CEO determines incentive awards for each participant based upon the results of this plan and the achievement of individual performance objectives.

         PARTICIPANTS

         Brookner, Connealy, Hackman, Hiltz, Johnson, Luzik, Reed, Schofield, Simonette